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                                                                     EXHIBIT 5.1

                OPINION OF WILSON SONSINI GOODRICH & ROSATI, P.C.

                                                                  July 16, 2002

Networks Associates, Inc.
McAfee.com Holdings Corporation
3965 Freedom Circle
Santa Clara, California 95054

Ladies and Gentlemen:

         We have acted as special counsel to Networks Associates, Inc., a Delaware corporation ("Network Associates"), and McAfee.com Holdings Corporation, a Delaware corporation and a wholly-owned subsidiary of Network Associates ("McAfee.com Holdings"), in connection with Network Associates' and McAfee.com Holdings' offer to exchange 0.90 of a share of common stock, par value $0.01 per share, of Network Associates (the "Shares") for all of the outstanding Class A common stock of McAfee.com Corporation, a Delaware corporation ("McAfee.com Corporation"), and the subsequent "short form" merger of McAfee.com Holdings with McAfee.com Corporation (collectively, the "Transaction"). We have participated in the preparation of Network Associates' Registration Statement on Form S-4 and the amendments and supplements thereto (collectively, the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering the Shares to be issued pursuant to the Transaction under the Securities Act of 1933, as amended.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         On the basis of the foregoing, we are of the opinion that, assuming the due execution and delivery of certificates representing the Shares, the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Transactions, will be validly issued, fully paid and non-assessable.

         In addition, we confirm that the discussion set forth under the caption "Material Federal Income Tax Consequences" in the prospectus, which is a part of the Registration Statement, subject to the qualifications set forth in such discussion, constitutes our opinion as to the material United States federal income tax consequences of the Transactions.

         We are members of the Bar of the State of California and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our name under the captions "Material Federal Income Tax Consequences" and "Legal Matters" in the related prospectus.

                                      Very truly yours,

                                      /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.